AUTOCALLABLE MARKET-LINKED STEP UP NOTES	Filed Pursuant to Rule 433 Registration No. 333-234425
Autocallable Market-Linked Step Up Notes Linked to a Global Equity Index Basket
Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately three years, if not called
Market Measure
A global equity index basket comprised of the S&P 500® Index (Bloomberg symbol: “SPX”), Russell 2000® Index (Bloomberg symbol: “RTY”), EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index (Bloomberg symbol: “SMI”), the S&P/ASX 200 Index (Bloomberg symbol: “AS51”) and the FTSE® China 50 Index (Bloomberg symbol: “XIN0I”). Each Basket Component is a price return index. Each of the S&P 500® Index and the Russell 2000® Index each be given an initial weight of 40.00%, the EURO STOXX 50® Index will be given an initial weight of 8.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 40.00%, each of the Swiss Market Index and the S&P/ASX 200 Index will be given an initial weight of 1.50% and the FTSE® China 50 Index will be given an initial weight of 1.00%

Call Level:	100% of the Starting Value
Observation Dates	Approximately one year and two years from the pricing date
Call Amounts (per unit):	[$10.95 to $11.05] if called on the first Observation Date and [$11.90 to $12.10] if called on the final Observation Date, each to be determined on the pricing date
Payout Profile at Maturity
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If the Market Measure is flat or increases up to the Step Up Value, a return equal to the Step Up Payment
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If the Market Measure increases above the Step Up Value, a return equal to the percentage increase in the Market Measure
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1-to-1 downside exposure to decreases in the Market Measure , with up to 100% of your   principal at risk

Step Up Value	130% of the Starting Value
Step Up Payment	$3.00 per unit, a 30% return over the principal amount
Threshold Value	100% of the Starting Value of the Market Measure
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/0001682472/000148105722001601/bofa-31956_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
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If your notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.
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Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
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Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.
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Changes in the level of one of the Basket Components may be offset by changes in the level of the other Basket Components.
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The initial estimated value of the notes on the pricing date will be less than their public offering price.
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If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
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You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
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Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar which you would have received if you had owned the securities in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.
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The notes are subject to risks associated with small-size capitalization companies.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$0.00
-100.00%
-50.00%
$5.00
-50.00%
-20.00%
$8.00
-20.00%
-10.00%
$9.00
-10.00%
-6.00%
$9.40
-6.00%
-3.00%
$9.70
-3.00%
    0.00%(1)
   $13.00 (2)
30.00%
2.00%
$13.00
30.00%
5.00%
$13.00
30.00%
10.00%
$13.00
30.00%
20.00%
$13.00
30.00%
  30.00%(3)
$13.00
30.00%
35.00%
$13.20
35.00%
40.00%
$14.00
40.00%
50.00%
$15.00
50.00%
60.00%
$16.00
60.00%
(1)
This hypothetical percentage change corresponds to the Threshold Value.
(2)
This amount represents the sum of the principal amount and the Step Up Payment of $3.00.
(3)
This hypothetical percentage change corresponds to the Step Up Value.